CONFIRMING STATEMENT


      This Statement confirms that the undersigned, Steven B. Epstein, has authorized and designated Heidi S. Allen, David P. Jones,
John R. Stair, or Arthur Carpentier to execute and file on the undersigned?s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned?s ownership of or transactions in securities of Team
Health Holdings, Inc. The authority of Heidi S. Allen, David P. Jones,
John R. Stair, and Arthur Carpentier under the Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership or transactions in securities of Team Health Holdings, Inc., unless earlier revoked in writing.
The undersigned acknowledges that Heidi S. Allen, David P. Jones,
John R. Stair and Arthur Carpentier are not assuming any of the undersigned?s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


			By: /s/ Steven B. Epstein
		                Steven B. Epstein



Date:  August 9, 2011